Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF HELIUS MEDICAL TECHNOLOGIES, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Helius Medical Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Helius Medical Technologies, Inc.;

SECOND: The Corporation was incorporated under the name Helius Medical Technologies, Inc. pursuant to an original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on July 18, 2018 (as previously corrected and as subsequently amended from time to time, the “Certificate of Incorporation”); and

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Certificate of Incorporation as follows:

RESOLVED, that Article I of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“The name of this corporation is Solana Company (the “Company”).

FOURTH: This Certificate of Amendment to the Certificate of Incorporation shall be effective as of 8:00 a.m. Eastern time on September 29, 2025.

In Witness Whereof, Helius Medical Technologies, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 25th day of September, 2025.

Helius Medical Technologies, Inc.

By:	/s/ Jeffrey S. Mathiesen
Name:	Jeffrey S. Mathiesen
Title:	Chief Financial Officer, Treasurer and Secretary

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